EXHIBIT 11

                  COMPUTATION OF PRO FORMA EARNINGS PER COMMON
                     AND COMMON EQUIVALENT SHARE, ASSUMING
                    CONVERSION OF PREFERRED SHARES TO COMMON

                                                                 February 24, 1995         Three         February 24, 1995
                                                                         to            months ended             to
                                                                 December 31, 1995    March 31, 1996      March 31, 1995
Weighted average of common shares outstanding during the period
 (adjusted to reflect two-for-one stock split)                     2,816,667            3,068,901         2,340,000
Stock options outstanding                                            135,880              135,880                --
Common stock purchase warrants outstanding                           112,889              248,769                --
Weighted average of common shares for conversion of Series A and
 Series B Preferred Stock                                            408,796              855,556           160,000
Shares used in computing earnings per common share                 3,474,232            3,924,457         2,500,000
Net loss                                                         $(3,180,723)         $(1,350,747)        $(173,230)
Net loss per share                                                    $(0.92)              $(0.34)           $(0.07)